                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC  20549

                                FORM 8-K/A
                             (Amendment No. 3)


                              CURRENT REPORT





                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


                     Date of Report:  August 16, 1993










                    McCAW CELLULAR COMMUNICATIONS, INC.


A Delaware             Commission File          I.R.S. Employer
Corporation              No. 1-9854              No. 91-1379052






             5400 Carillon Point, Kirkland, Washington  98033

                      Telephone Number (206) 827-4500
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Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

     (a)  Financial statements of businesses to be merged.

          (1)  Report of Independent Auditors.
          (2)  AT&T's Consolidated Statements of Income for the
               Years Ended December 31, 1993, 1992 and 1991.
          (3)  AT&T's Consolidated Balance Sheets at December 31,
               1993 and 1992.
          (4) AT&T's Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1992 and 1991.
          (5) AT&T's Notes to Consolidated Financial Statements, December 31, 1993.


     (b)  Pro Forma Financial Information.

          (1) Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 1993
          (2) Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 1992*
          (3) Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 1991*
          (4)  Unaudited Pro Forma Combined Balance Sheet at
               December 31, 1993
          (5)  Notes to Unaudited Pro Forma Combined Financial
               Statements






_____________________
* Previously filed.
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

     (c)  Exhibits.

          Exhibits identified in parentheses below, on file with the Securities and Exchange Commission ("SEC"), are incorporated herein by reference as exhibits hereto.

          Exhibit
          Number
          2(a) Agreement and Plan of Merger, dated August 16, 1993, among AT&T, Ridge Merger Corporation and the Company (incorporated by reference to Exhibit 2(a) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).

          23(a) Consent of Coopers & Lybrand.

          99(a) Agreement, dated as of August 16, 1993, among
                AT&T, Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and Keith W. McCaw, et al (incorporated by reference to Exhibit 99(a) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).

          99(b) Press Release, dated August 16, 1993 (incorporated by reference to Exhibit 99(b) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).

          99(c) Letter, dated August 16, 1993, from American
                Telephone and Telegraph Company to McCaw Cellular Communications, Inc. (incorporated by reference to Exhibit 99(c) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).

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REPORT OF INDEPENDENT AUDITORS ..................................

To the Shareowners of American Telephone and Telegraph Company:
     We have audited the consolidated balance sheets of American Telephone and Telegraph Company (AT&T) and subsidiaries at December 31, 1993 and 1992, and the related consolidated statements of income and cash flows for the years ended December 31, 1993, 1992 and 1991. These financial statements are the responsibility of AT&T's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AT&T and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.
     As discussed in Note 2 to the financial statements, in 1993 AT&T changed its methods of accounting for postretirement benefits, postemployment benefits and income taxes.


Coopers & Lybrand
1301 Avenue of the Americas
New York, New York
January 27, 1994


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CONSOLIDATED                                         AT&T AND SUBSIDIARIES
STATEMENTS OF INCOME                               Years ended December 31

Dollars in millions (except per share amounts)    1993      1992      1991
==========================================================================
SALES AND REVENUES
Telecommunications services                    $39,863   $39,580   $38,805
Products and systems                            17,798    16,473    15,941
Rentals and other services                       6,991     6,957     6,959
Financial services and leasing                   2,504     1,894     1,384
__________________________________________________________________________
TOTAL REVENUES                                  67,156    64,904    63,089
__________________________________________________________________________
COSTS
Telecommunications services
  Access and other interconnection costs        17,709    18,132    18,395
  Other costs                                    7,009     7,135     6,881
__________________________________________________________________________
Total telecommunications services               24,718    25,267    25,276
Products and systems                            10,809     9,846     9,134
Rentals and other services                       3,331     3,287     3,344
Financial services and leasing                   1,711     1,310     1,071
__________________________________________________________________________
TOTAL COSTS                                     40,569    39,710    38,825
__________________________________________________________________________
GROSS MARGIN                                    26,587    25,194    24,264
__________________________________________________________________________
OPERATING EXPENSES
Selling, general and administrative expenses    16,782    15,950    16,220
Research and development expenses                3,069     2,911     3,114
Provisions for business restructuring              498        64     3,572
__________________________________________________________________________
TOTAL OPERATING EXPENSES                        20,349    18,925    22,906
__________________________________________________________________________
OPERATING INCOME                                 6,238     6,269     1,358
Other income-net                                   541       352       208
Gain (loss) on sale of stock by subsidiaries        (9)        -        43
Interest expense                                   566       663       726
__________________________________________________________________________
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECTS OF ACCOUNTING CHANGES                  6,204     5,958       883
Provision for income taxes                       2,230     2,151       361
__________________________________________________________________________
Income before cumulative
  effects of accounting changes                  3,974     3,807       522
__________________________________________________________________________
Cumulative effects on prior years
  of changes in accounting for:
  Postretirement benefits (net of income
    tax benefit of $4,294)                      (7,023)        -         -
  Postemployment benefits (net of income
    tax benefit of $681)                        (1,128)        -         -
  Income taxes                                     383         -         -
__________________________________________________________________________
Cumulative effects of accounting changes        (7,768)        -         -
__________________________________________________________________________
NET INCOME (LOSS)                              $(3,794)  $ 3,807   $   522
==========================================================================
Weighted average common
  shares outstanding (millions)                  1,353     1,332     1,293

PER COMMON SHARE:
Income before cumulative effects
  of accounting changes                         $ 2.94    $ 2.86    $  .40
Cumulative effects of accounting changes         (5.74)        -         -
__________________________________________________________________________
NET INCOME (LOSS)                               $(2.80)   $ 2.86    $  .40
==========================================================================
The notes on pages 8 through 29 are an integral part of the consolidated financial statements.
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CONSOLIDATED                                         AT&T AND SUBSIDIARIES
BALANCE SHEETS                                              at December 31

Dollars in millions (except per share amount)               1993      1992
==========================================================================
ASSETS
Cash and temporary cash investments                      $   532   $ 1,310
Receivables, less allowances of $1,003 and $829
  Accounts receivable                                     11,933    11,040
  Finance receivables                                     11,370     8,569
Inventories                                                3,187     2,659
Deferred income taxes                                      2,079     2,118
Other current assets                                         637       818
__________________________________________________________________________
TOTAL CURRENT ASSETS                                      29,738    26,514
__________________________________________________________________________
Property, plant and equipment-net                         19,397    19,358
Investments                                                1,503       864
Finance receivables                                        3,815     3,643
Prepaid pension costs                                      3,576     3,480
Other assets                                               2,737     3,329
__________________________________________________________________________
TOTAL ASSETS                                             $60,766   $57,188
==========================================================================
LIABILITIES AND DEFERRED CREDITS
Accounts payable                                         $ 4,694   $ 5,045
Payroll and benefit-related liabilities                    3,746     3,336
Postretirement and postemployment
  benefit liabilities                                      1,301         -
Debt maturing within one year                             10,904     7,600
Dividends payable                                            448       443
Other current liabilities                                  4,241     4,962
__________________________________________________________________________
TOTAL CURRENT LIABILITIES                                 25,334    21,386
__________________________________________________________________________
Long-term debt including capital leases                    6,812     8,604
Postretirement and postemployment
  benefit liabilities                                      9,082         -
Other liabilities                                          4,298     2,634
Deferred income taxes                                        275     4,660
Unamortized investment tax credits                           270       350
Other deferred credits                                       263       181
__________________________________________________________________________
TOTAL LIABILITIES AND DEFERRED CREDITS                    46,334    37,815
__________________________________________________________________________
MINORITY INTERESTS                                           582       452
__________________________________________________________________________
SHAREOWNERS' EQUITY
Common shares par value $1 per share                       1,352     1,340
  Authorized shares:  2,000,000,000
  Outstanding shares: 1,352,398,000 at December 31, 1993;
                      1,339,831,000 at December 31, 1992
Additional paid-in capital                                12,028    11,425
Guaranteed ESOP obligation                                  (355)     (407)
Foreign currency translation adjustments                     (32)       65
Retained earnings                                            857     6,498
__________________________________________________________________________
TOTAL SHAREOWNERS' EQUITY                                 13,850    18,921
__________________________________________________________________________
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                $60,766   $57,188
==========================================================================
The notes on pages 8 through 29 are an integral part of the consolidated financial statements.

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CONSOLIDATED                                         AT&T AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS                           Years ended December 31

Dollars in millions                               1993      1992      1991
==========================================================================
OPERATING ACTIVITIES
Net income                                     $(3,794)  $ 3,807   $   522
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Cumulative effects of accounting changes     7,768         -         -
    Depreciation                                 3,626     3,540     3,568
    Provision for uncollectibles                 1,635     1,945     1,233
    Provisions for business restructuring          498        64     3,572
    (Increase) in accounts receivable           (2,082)   (1,489)   (2,108)
    (Increase) decrease in inventories            (540)      551       (59)
    (Decrease) increase in accounts payable       (331)       30       109
    Net (increase) in other operating
      assets and liabilities                       (52)   (1,084)   (1,382)
    Other adjustments for non-cash items-net       401       510       560
__________________________________________________________________________
NET CASH PROVIDED BY OPERATING ACTIVITIES        7,129     7,874     6,015
__________________________________________________________________________
INVESTING ACTIVITIES
Capital expenditures net of proceeds from
  sale or disposal of property, plant and
  equipment of $241, $250 and $119              (3,701)   (3,933)   (3,860)
Increase in finance receivables, net of
  lease-related repayments of $3,633,
  $4,325 and $3,521                             (3,483)   (3,878)   (3,052)
Net (increase) decrease in investments            (540)      (12)      473
Acquisitions, net of cash acquired                (414)     (202)      (29)
Other investing activities-net                    (201)     (167)       69
__________________________________________________________________________
NET CASH USED IN INVESTING ACTIVITIES           (8,339)   (8,192)   (6,399)
__________________________________________________________________________
FINANCING ACTIVITIES
Proceeds from long-term debt issuance            2,456     2,928     1,300
Retirements of long-term debt                   (3,483)   (3,684)   (1,196)
Issuance of common shares                          619       689     1,164
Dividends paid                                  (1,774)   (1,748)   (1,563)
Increase in short-term borrowings-net            2,586     1,341       969
Other financing activities-net                      25       (72)        2
__________________________________________________________________________
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                             429      (546)      676
__________________________________________________________________________
Effect of exchange rate changes on cash              3        26       (19)
__________________________________________________________________________
Net (decrease) increase in cash and
  temporary cash investments                      (778)     (838)      273
Cash and temporary cash investments at
   beginning of year                             1,310     2,148     1,875
__________________________________________________________________________
Cash and temporary cash investments at
   end of year                                 $   532   $ 1,310   $ 2,148
==========================================================================
The notes on pages 8 through 29 are an integral part of the consolidated financial statements.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AMERICAN TELEPHONE AND
TELEGRAPH COMPANY (AT&T)
AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ............................

CONSOLIDATION

Ownership of affiliates             Accounting method
_____________________________________________________________________
More than 50%                       Fully consolidated
20% to 50%                          Equity method
Less than 20%                       Cost method
_____________________________________________________________________
We include the accounts of operations located outside the U.S. on the basis of their fiscal years, ended either November 30 or December 31.

CURRENCY TRANSLATION

For the business we transact in currencies other than U.S. dollars, we translate income statement amounts at average exchange rates for the year, and we translate assets and liabilities at year-end exchange rates. We show the adjustments from balance sheet translation as a separate component of shareowners' equity.

REVENUE RECOGNITION

Revenue from                        Basis of recognition
_____________________________________________________________________
Telecommunications                  Minutes of traffic processed and
  Services                            contracted fees
Products and Systems                Upon performance of contractual
                                      obligations
Rentals and Other                   Proportionately over contract
  Services                            period or as services are
                                      performed
Financial Services                  Over the life of the finance
  and Leasing                         receivables using the interest
                                      method
_____________________________________________________________________

RESEARCH AND DEVELOPMENT

We expense research and development expenditures as incurred (including development costs of software that we plan to sell) until technological feasibility is established. After that time, we capitalize the remaining software production costs as other assets and amortize them to product costs over the estimated period of sales.

INTEREST EXPENSE

Interest expense is the interest on short-term and long-term debt and accrued liabilities, excluding the interest related to our financial services operations, which is included in cost of financial services and leasing, and net of interest capitalized in connection with construction.

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INVESTMENT TAX CREDITS

For financial reporting purposes, we amortize investment tax credits as a reduction to the provision for income taxes over the useful lives of the property that produced the credits.

EARNINGS PER SHARE

We use the weighted average number of shares of common stock and common stock equivalents outstanding during each period to compute earnings per common share. Common stock equivalents are stock options that we assume to be exercised for the purposes of this computation.

TEMPORARY CASH INVESTMENTS

We consider temporary cash investments to be cash equivalents for cash flow reporting purposes. They are highly liquid and have original maturities generally of three months or less.

INVENTORIES

We state inventories at the lower of cost or market. We determine cost principally on a first-in, first-out (FIFO) basis.

PROPERTY, PLANT AND EQUIPMENT

We state property, plant and equipment at cost and determine depreciation using either the group or unit method. The unit method is used primarily for factory facilities, laboratory equipment, large computer systems, and certain international earth stations and submarine cables. The group method is used for most other depreciable assets. When we dispose of assets that were depreciated using the unit method, we include the gains or losses in operating results. When we sell or retire plant that was depreciated using the group method, we deduct the original cost from the plant account and from accumulated depreciation.
  We use accelerated depreciation methods for factory facilities and digital equipment used in the telecommunications network, except switching equipment placed in service before 1989. All other plant and equipment is depreciated on a straight-line basis.

GOODWILL

Goodwill is the difference between the purchase price and the fair value of net assets acquired in business combinations treated as purchases. We amortize goodwill on a straight-line basis over the periods benefited, principally in the range of 10 to 15 years.

RECLASSIFICATIONS

We reclassified certain amounts for previous years to conform with the 1993 presentation.

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2.  CHANGES IN ACCOUNTING PRINCIPLES ......................................

POSTRETIREMENT BENEFITS

We adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. This standard requires us to accrue estimated future retiree benefits during the years employees are working and accumulating these benefits. Previously, we expensed health care benefits as claims were incurred and life insurance benefits as plans were funded.
  When we adopted the new standard, we had an accumulated liability related to past service from retirees and active employees. A portion of that liability was provided for by group life insurance benefits and trusts for health care benefits funded before 1993.
  We also reimburse the divested regional Bell companies for a portion of their costs to provide health care benefits, increases in pensions and other benefits to predivestiture retirees under the terms of the Divestiture Plan of Reorganization. Through 1992 we expensed these reimbursements as incurred. In January 1993 we recognized this liability in connection with the adoption of SFAS No. 106.
  We elected to record a one-time pretax charge of $11,317 million to record the unfunded portions of these liabilities. That charge reflects $12,986 million of liabilities less $1,669 million of plan assets and amounts previously recorded. After taxes, that charge was $7,023 million ($5.19 per share), including $1,375 million for predivestiture retirees. Apart from these cumulative effects on prior years of the accounting change, our change in accounting had no material effect on net income in 1993 and is not expected to affect net income materially in future periods. This change does not affect cash flows.

POSTEMPLOYMENT BENEFITS

We also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1993. Analogous to SFAS No. 106, this standard requires us to accrue for estimated future postemployment benefits, including separation payments, during the years employees are working and accumulating these benefits, and for disability payments when the disabilities occur. Before this change in accounting, we recognized costs for separations when they were identified and disability benefits when they were paid.
  When we adopted the new standard, we had an accumulated liability for payments to employees who were then disabled and for benefits related to the past service of active employees. We recorded a one-time pretax charge of $1,809 million to record the unprovided portion of these liabilities. That charge reflects $2,221 million of liabilities less $412 million of reserves for business restructuring activities that were established before 1993 and reclassified to postemployment liabilities as part of this accounting change. After taxes, that charge was $1,128 million ($0.83 per share). The change in accounting reduced operating income by $301 million, and net income by $171 million ($0.13 per share) in 1993. This change does not affect cash flows.

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INCOME TAXES

We also adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. Among other provisions, this standard requires us to compute deferred tax accounts using the enacted corporate income tax rates for the years in which the taxes will be paid or refunds received. Before 1993 our deferred tax accounts reflected the rates in effect when we made the deferrals.
  Because corporate income tax rates in 1993 were lower than the rates that existed before the 1986 Tax Act, our adoption of the new standard raised net income by $383 million ($0.28 per share). Apart from this benefit, the new accounting method had no material effect on net income in 1993. Unless Congress changes tax rates, we do not expect this change to affect net income materially in future periods. This change does not affect cash flows.

3.  PROSPECTIVE ACCOUNTING CHANGES ........................................

DEBT AND EQUITY SECURITIES

In 1994 we must adopt SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. We do not expect this new standard to affect net income materially at or after adoption, and it will not affect cash flows.

IMPAIRED LOANS

By 1995 we must adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard requires us to compute present values for impaired loans when determining our allowances for credit losses. We do not expect this new standard to affect net income materially at or after adoption, and it will not affect cash flows.

4.  PROSPECTIVE MERGER WITH MCCAW CELLULAR COMMUNICATIONS, INC. (MCCAW) ...

On August 16, 1993 AT&T and McCaw entered into a definitive agreement to merge McCaw and a subsidiary of AT&T, making McCaw a wholly owned subsidiary of AT&T.
  In the merger, each share of McCaw's Class A and Class B common stock will be converted into one share of AT&T common stock. However, if the 20-day-average market price of the AT&T common stock as of five business days before the merger is less than $53 per share, the conversion ratio will be adjusted upward to provide shares of AT&T common stock having an aggregate market price of $53 for each share of McCaw common stock, subject to a maximum of
1.111 shares of AT&T common stock. If the 20-day-average market price of AT&T common stock as of five business days before the merger is greater than $71.73 per share, the conversion ratio will be adjusted downward to provide shares of AT&T common stock having an aggregate market price of $71.73 for each share of McCaw common stock, subject to a minimum of .909 of a share of AT&T common stock.
  Pursuant to a separate agreement, AT&T has granted McCaw the right, in the event the merger does not close, to require AT&T to purchase from McCaw $600 million of McCaw's Class A common stock at a price of $51.25 per share.

  The merger is subject to a number of conditions, including the receipt of regulatory approvals, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act), receipt of opinions that the merger will be tax free and will be accounted for as a pooling of interests, and McCaw stockholder approval. McCaw stockholders holding a majority of the voting power of the McCaw common stock, including members of the McCaw family and British Telecommunications plc, have agreed to vote in favor of the merger.
  The waiting period under the HSR Act will not expire until 20 days after AT&T and McCaw have substantially complied with a September 1993 request from the U.S. Department of Justice (DOJ) for additional information and documents.
  In August 1993 AT&T and McCaw filed applications seeking consent of the FCC to the proposed transfer of control of McCaw's radio licenses to AT&T. A number of AT&T's competitors have sought to have conditions imposed on the merger or to deny FCC consent. Final comments were filed in January 1994.
  AT&T and McCaw filed applications with nine state regulatory commissions seeking approval or a statement of non-opposition to the merger. All of the states, except California have done so. In California, AT&T and McCaw entered into a settlement agreement with the original opposing parties regarding the provision of cellular and interexchange services in that state. In January 1994 AT&T and McCaw filed a reply to objections to the settlement.
  BellSouth Corp. (BellSouth) filed a motion in federal court in December 1993 contending that AT&T requires a waiver of the antitrust consent decree to proceed with the merger. In January 1994 the DOJ filed a response that supported that motion in part. AT&T is seeking expedited determination of the issues raised by BellSouth's motion or, alternatively, an expedited waiver of any relevant decree provisions.

5.  SUPPLEMENTARY FINANCIAL INFORMATION ...................................

SUPPLEMENTARY INCOME STATEMENT INFORMATION

Dollars in millions                           1993     1992     1991
====================================================================
INCLUDED IN COSTS OF PRODUCTS AND SYSTEMS
Amortization of software production costs   $  359   $  315   $  311
====================================================================
COSTS OF FINANCIAL SERVICES AND LEASING
Interest expense                            $  506   $  485   $  445
Depreciation, allowance for losses, etc.     1,205      825      626
____________________________________________________________________
Costs of financial services and leasing     $1,711   $1,310   $1,071
====================================================================
INCLUDED IN SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Amortization of goodwill                    $   76   $   68   $   52
====================================================================
OTHER INCOME-NET
Interest income                             $  119   $  149   $  170
Royalties and dividends                         59       48       55
Earnings applicable to minority interests       (9)      56       (1)
Miscellaneous-net                              372       99      (16)
____________________________________________________________________
Other income-net                            $  541   $  352   $  208
====================================================================
DEDUCTED FROM INTEREST EXPENSE
Capitalized interest                        $   72   $   62   $   79
====================================================================

SUPPLEMENTARY BALANCE SHEET INFORMATION

Dollars in millions at December 31            1993     1992
===========================================================
INVENTORIES
Completed goods                            $ 1,893  $ 1,689
Work in process and raw materials            1,294      970
___________________________________________________________
Inventories                                $ 3,187  $ 2,659
===========================================================
PROPERTY, PLANT AND EQUIPMENT
Land and improvements                      $   746  $   690
Buildings and improvements                   8,512    8,243
Machinery, electronic and other equipment   31,635   31,117
___________________________________________________________
Total property, plant and equipment         40,893   40,050
Less: Accumulated depreciation              21,496   20,692
___________________________________________________________
Property, plant and equipment-net          $19,397  $19,358
===========================================================
INVESTMENTS
Accounted for by the equity method         $   698  $   627
Stated at lower of cost or market              805      237
___________________________________________________________
Investments                                $ 1,503  $   864
===========================================================
OTHER ASSETS
Unamortized software production costs      $   413  $   521
Goodwill, net of accumulated amortization      894      766
Prepaid postretirement healthcare costs          -      773
Deferred charges and other                   1,430    1,269
___________________________________________________________
Other assets                               $ 2,737  $ 3,329
===========================================================
DEBT MATURING WITHIN ONE YEAR
Commercial paper                           $ 8,761  $ 6,053
Long-term debt                               1,860    1,158
Long-term lease obligations                     52      108
Other notes                                    231      281
___________________________________________________________
Debt maturing within one year              $10,904  $ 7,600
===========================================================

SUPPLEMENTARY CASH FLOW INFORMATION

Dollars in millions                           1993     1992     1991
====================================================================
Interest payments net of
  amounts capitalized                      $ 1,284  $ 1,118  $ 1,058
Income tax payments                          1,675      697    1,308
====================================================================

   The following table displays the non-cash items excluded from the consolidated statements of cash flows:

Dollars in millions                           1993     1992     1991
====================================================================
Machinery and equipment acquired under
  capital lease obligations                $    15  $    60  $   114
====================================================================
EXCHANGE OF STOCK
Net assets                                 $   (43)       -        -
Investments                                    260        -        -
____________________________________________________________________
                                           $   217        -        -
====================================================================
ACQUISITION ACTIVITIES
Net receivables                            $    12  $   130  $     3
Inventories                                      1       48        5
Property, plant and equipment                  139       76       36
Accounts payable                                (7)     (37)     (30)
Short- and long-term debt                       (3)     (93)      (4)
Other operating assets and liabilities-net     272       78       19
____________________________________________________________________
Net non-cash items                             414      202       29
Net cash used for acquisitions             $   414  $   202  $    29
====================================================================

6.  BUSINESS RESTRUCTURING AND OTHER CHARGES...............................

Provisions for business restructuring include the estimated costs of specific plans to close offices, consolidate facilities, relocate employees and fulfill contractual obligations, and of other activities involved in restructuring operations. These provisions also cover separation payments made as a result of special offers related to defined benefit plans. Before we changed our accounting for postemployment benefits in 1993, costs for other types of separation payments were also included in these provisions.

  Our $498 million in provisions for business restructuring in 1993 covered $227 million of costs at AT&T Global Information Solutions (including, in millions, $137 for special termination benefits, $43 for closing facilities, $18 for employee relocation, $19 for contractual obligations and $10 for other related expenses). We also provided $215 million for reengineering customer support functions for telecommunications services (including, in millions, $55 for employee relocation, $25 for outplacement costs, $30 for legal contingencies and $105 for closing facilities, lease terminations and asset abandonments associated with centralizing support services). The remaining provisions consist of $23 million related to closing plants for manufacturing telecommunications network systems, and $33 million for employee relocation, outplacement services and legal liabilities related to restructuring operations that service the U.S. federal government.


  In 1991 we recorded approximately $4.5 billion of business restructuring and other charges, reducing net income by $2,863 million ($2.21 per share). The charges covered estimated costs of changes in our computer operations, PBX operations and product distribution processes; consolidating operations in leased and owned buildings and recognizing costs of vacant space;

eliminating a future subsidy to an Alaskan long distance company; writing down an investment; and other restructuring-related activities, merger-related expenses and other charges. We recorded these charges as $3,572 million in provisions for business restructuring; $501 million as selling, general and administrative expenses; $123 million as cost of products and systems; and the remainder as other costs and expenses, including other income - net. Charges included in other accounts in 1991 were primarily for expenses related to the restructuring activities, writing down impaired assets and merger-related expenses.
  The remaining reserves for separation payments at January 1, 1993, were included in the cumulative effect of the change in accounting for postemployment benefits. We believe that the balance of reserves for all other business restructuring activities, $1,440 million at December 31, 1993, is adequate for the completion of those activities.

7.  OTHER INCOME-NET.......................................................

In June 1993 we sold our remaining 77% interest in UNIX System Laboratories, Inc. to Novell, Inc. (Novell) in exchange for approximately 3% of Novell common stock. Our gain on the sale was $217 million.
  We sold our remaining interest in Compagnie Industriali Riunite S.p.A. in 1993 for a slight gain. We reduced the carrying value of that investment by $68 million in 1992 and by $218 million in 1991 because of a sustained decline in its market value.
  In 1991 we had a $171 million gain from selling our 19% equity investment in Sun Microsystems, Inc.

8.  SALE OF STOCK BY SUBSIDIARIES ........................................

In August 1993 AT&T Capital Corporation sold 5,750,000 shares of common stock in an initial public offering and approximately 850,000 shares of common stock in a management offering. That was about 14% of the shares outstanding, so our ownership is now about 86%. The shares were sold at $21.50 per share, yielding net proceeds of $115 million excluding $18 million of recourse loans attributable to the management offering. Because of these loans, we recorded a $9 million loss on the sale. When the loans are collected in seven years, we expect to report a net $6 million gain from this sale of stock.
  In 1991 UNIX Systems Laboratories, Inc. sold about 20% of its stock to other companies to encourage their support for open computing standards. We had a $43 million gain on that sale. Proceeds from the sale were in cash and we did not provide for deferred taxes on the gain.

9.  INCOME TAXES .........................................................

This table shows the principal reasons for the difference between the effective tax rate and the United States Federal statutory income tax rate:

Dollars in millions                          1993     1992     1991
====================================================================
U.S. Federal statutory income tax rate         35%      34%      34%
Federal income tax at statutory rate       $2,171   $2,026    $ 300
Amortization of investment tax credits        (92)    (221)    (142)
State and local income taxes, net of
  federal income tax effect                   247      230       63
Foreign rate differential                      45       75       54
Taxes on repatriated and accumulated
  foreign income, net of tax credits          (20)      67      (12)
Research credits                              (47)     (18)      (5)
Capital loss carryforward                       -      (13)      32
Effect of tax rate change on
  deferred tax assets                         (73)       -        -
Other differences-net                          (1)       5       71
____________________________________________________________________
Provision for income taxes                 $2,230   $2,151    $ 361
====================================================================
Effective income tax rate                    36.0%    36.1%    40.9%
====================================================================

  The U.S. and foreign components of income before income taxes and the provision for income taxes are presented in this table:

Dollars in millions                 1993     1992     1991
==============================================================
INCOME BEFORE INCOME TAXES
United States                     $5,906   $5,628   $  373
Foreign                              298      330      510
______________________________________________________________
                                  $6,204   $5,958   $  883
==============================================================
PROVISION FOR INCOME TAXES
CURRENT
Federal                           $  878   $  503   $  820
State and local                      200      124      192
Foreign                              169      215      302
______________________________________________________________
                                   1,247      842    1,314
______________________________________________________________
DEFERRED
Federal                              924    1,387     (829)
State and local                      180      225      (96)
Foreign                              (41)     (85)     140
______________________________________________________________
                                   1,063    1,527     (785)
______________________________________________________________
Deferred investment tax
  credits-net*                       (80)    (218)    (168)
______________________________________________________________
Provision for income taxes        $2,230   $2,151   $  361
==============================================================
* Net of amortization of $92 in 1993, $221 in 1992 and $142 in 1991.

 Deferred tax liabilities are taxes we expect to pay in future periods. Similarly, deferred tax assets are taxes we expect to get refunded in future periods. Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities.

  This table shows the December 31, 1993 amounts of deferred tax assets and liabilities, which include the effects of our January
1, 1993 accounting changes:

Dollars in millions                        Assets  Liabilities
==============================================================
Property, plant and equipment              $    -   $3,492
Business restructuring charges                666        -
Employee, postretirement and
  postemployment benefits                   4,056       56
Reserves and allowances                     1,053        -
Unamortized investment tax credits            119        -
Other                                         152      494
Valuation allowance                          (201)       -
______________________________________________________________
Deferred income taxes                      $5,845   $4,042
==============================================================
  Prior year financial statements were not restated to reflect the new accounting standards. This table shows the principal sources of deferred taxes in prior years:

Dollars in millions                          1992     1991
==============================================================
Property, plant and equipment              $  929  $   511
Business restructuring charges                218   (1,103)
Employee pensions and other benefits          234      (26)
Reserves and allowances                       108     (208)
Other timing differences-net                   38       41
______________________________________________________________
Deferred income taxes                      $1,527  $  (785)
==============================================================

10.  LEASES ...............................................................

AS LESSOR

We provide financing on sales of our products and those of other companies and lease our products to customers under sales-type leases. This table displays our net investment in direct financing and sales-type leases:

Dollars in millions at December 31           1993     1992
===========================================================
Minimum lease payments receivable          $4,226   $3,780
Estimated unguaranteed residual values        543      484
Unearned income                              (797)    (736)
Allowance for credit losses                  (110)     (91)
___________________________________________________________
Net investment                             $3,862   $3,437
===========================================================

  This table shows the scheduled maturities of the $4,226 million minimum lease payments receivable on these leases at December 31, 1993:

      1994     1995     1996     1997     1998  Later Years
===========================================================
    $1,434   $1,080     $797     $489     $234     $192
===========================================================

  We lease airplanes, energy-producing facilities and transportation equipment under leveraged leases having original terms ranging from 10 to 30 years, expiring in various years from 1994 through 2020. This table shows our net investment in leveraged leases:

Dollars in millions at December 31           1993     1992
===========================================================
Rentals receivable (net of principal
 and interest on non-recourse notes)       $1,010   $1,021
Estimated residual value
 of leased property                           782      784
Unearned and deferred income                 (537)    (626)
Allowance for credit losses                   (22)     (19)
___________________________________________________________
Investment in leveraged leases              1,233    1,160
Deferred taxes                               (994)    (719)
___________________________________________________________
Net investment                             $  239   $  441
===========================================================

  We lease equipment to others through operating leases, the majority of which are cancelable. This table shows our net investment in operating leases:

Dollars in millions at December 31           1993     1992
===========================================================
Machinery, electronic and other equipment  $2,694   $2,839
Less: Accumulated depreciation              1,230    1,364
___________________________________________________________
Net investment                             $1,464   $1,475
===========================================================

This table shows the $557 million of future minimum rentals receivable under noncancelable operating leases at December 31, 1993:

      1994     1995     1996     1997     1998  Later Years
===========================================================
      $251     $157      $83      $32      $11      $23
===========================================================

AS LESSEE

We lease land, buildings and equipment through contracts that expire in various years through 2025. Our rental expense under operating leases, in millions, was $1,041 in 1993, $1,121 in 1992 and $1,461 in
1991. The table below shows our future minimum lease payments due under noncancelable leases at December 31, 1993. Such payments total $3,004 million for operating leases. The net present value of such payments on capital leases was $163 million after deducting estimated executory costs of $1 million and imputed interest of $23 million.

                1994     1995     1996     1997     1998  Later Years
=====================================================================
Operating
 leases         $650     $488     $328     $281     $225    $1,032
Capital
 leases           91       44       22       17        8         5
_____________________________________________________________________
Minimum lease
  payments      $741     $532     $350     $298     $233    $1,037
=====================================================================

11.  SHAREOWNERS' EQUITY ..................................................
                                                Foreign
                                    Additional  Currency
                            Common   Paid-in   Translation  Retained
Dollars in millions         Shares   Capital   Adjustments  Earnings
=====================================================================
At December 31, 1990        $1,275   $ 9,497      $  50     $ 5,580
1991
Net income                       -         -          -         522
Dividends declared               -         -          -      (1,612)
Shares issued:
  Under employee plans           6       120          -          34
  Under shareowner plans        11       381          -           -
  In private placement          18       629          -           -
Shares repurchased              (1)       (3)         -         (20)
Translation adjustments          -         -        108           -
Other changes                    -         -          -          95
_____________________________________________________________________
At December 31, 1991         1,309    10,624        158       4,599
1992
Net income                       -         -          -       3,807
Dividends declared               -         -          -      (1,759)
Shares issued:
  Under employee plans          10       298          -           -
  Under shareowner plans        10       402          -           -
  For merger with Teradata      11       103          -           -
Teradata balance recorded        -         -          -        (178)
Shares repurchased               -        (2)         -           -
Translation adjustments          -         -        (93)          -
Other changes                    -         -          -          29
_____________________________________________________________________
At December 31, 1992         1,340    11,425         65       6,498
1993
Net income                       -         -          -      (3,794)
Dividends declared               -         -          -      (1,780)
Shares issued:
  Under employee plans           4       157          -           -
  Under shareowner plans         8       450          -           -
Shares repurchased               -        (4)         -           -
Translation adjustments          -         -        (97)          -
Other changes                    -         -          -         (67)
_____________________________________________________________________
At December 31, 1993        $1,352   $12,028      $ (32)    $   857
=====================================================================

In 1992 we recorded the retained earnings of Teradata Corporation (Teradata) as of January 1, after making adjustments associated with the merger. In September 1991 NCR Corporation (NCR) issued 6.3 million shares of NCR common stock in connection with the merger with AT&T. The shares were converted into approximately 17.9 million shares of our common stock upon consummation of the merger.
  In March 1990 we issued 13.4 million new shares of common stock in connection with the establishment of an ESOP feature for the non-management savings plan. The shares are being allocated to plan participants over ten years commencing in July 1990 as contributions are made to the plan.
  We have 100 million authorized shares of preferred stock at $1 par value. No preferred stock is currently issued or outstanding.

12.  LONG-TERM DEBT OBLIGATIONS ...........................................

This table shows the outstanding long-term debt obligations in millions at December 31:

Interest Rates          Maturities                   1993      1992
===================================================================
DEBENTURES
4 3/8% to 4 3/4%        1996-1999                  $  750    $  750
5 1/8% to 7 1/8%        2000-2001                     500     1,673
8 1/8% to 9%            2022-2031                   1,676     2,576

NOTES
4 1/4% to 7 3/4%        1994-2004                   3,605     2,515
7 4/5% to 8 19/20%      1994-2006                     445       740
9% to 12 7/8%           1994-2020                     616     1,036
Variable rate           1994-1999                     923       191
___________________________________________________________________
                                                    8,515     9,481
Long-term lease obligations                           163       302
Other                                                  89       148
Less: Unamortized discount-net                         43        61
___________________________________________________________________
                                                    8,724     9,870
Less: Amounts maturing within one year              1,912     1,266
___________________________________________________________________
Total long-term obligations                        $6,812    $8,604
===================================================================

  This table shows the maturities, at December 31, 1993, of the $8,515 million in debentures and notes:

              1994     1995     1996     1997     1998  Later Years
===================================================================
            $1,860   $1,245     $902     $198     $665    $3,645
===================================================================

  A consortium of lenders provides revolving credit facilities of $6 billion to AT&T and $2 billion to AT&T Capital Corp. (AT&T Capital). These facilities are intended for general corporate purposes, which include support for AT&T's and AT&T Capital's commercial paper. They were unused at December 31, 1993.

13.  EMPLOYEE BENEFIT PLANS ...............................................

PENSION PLANS

We sponsor non-contributory defined benefit plans covering the majority of our employees. Benefits for management employees are principally based on career-average pay. Benefits for occupational employees are not directly pay-related.
  Pension contributions are principally determined using the aggregate cost method and are primarily made to trust funds held for the sole benefit of plan participants. We compute pension cost using the projected unit credit method and assumed a long-term rate of return on plan assets of 9.0% in 1993, 9.0% in 1992 and 8.6% in 1991. Pension cost includes the following components:

Dollars in millions                          1993     1992     1991
====================================================================
Service cost-benefits earned during
  the period                              $   536  $   452  $   303
Interest cost on projected benefit
  obligation                                2,294    2,225    2,136
Amortization of unrecognized prior
  service costs                               251      346      310
Credit for expected return on plan
  assets*                                  (3,108)  (2,973)  (2,728)
Amortization of transition asset             (502)    (502)    (502)
Charges for special pension options            74       11      108
____________________________________________________________________
Net pension cost (credit)                 $  (455) $  (441) $  (373)
====================================================================
*The actual return on plan assets was $5,068 in 1993, $2,153 in 1992 and $6,980 in 1991.

  This table shows the funded status of the defined benefit plans:

Dollars in millions at December 31                    1993     1992
====================================================================
Actuarial present value of accumulated
  benefit obligation, including vested benefits
  of $28,119 and $24,818, respectively             $30,943  $27,316
====================================================================
Plan assets at fair value                          $41,481  $38,767
Less: Actuarial present value of projected
  benefit obligation                                32,680   28,719
____________________________________________________________________
Excess of assets over projected benefit obligation   8,801   10,048
Unrecognized prior service costs                     2,052    2,200
Unrecognized transition asset                       (3,960)  (4,463)
Unrecognized net gain                               (3,513)  (4,613)
Net minimum liability of non-qualified plans           (72)     (45)
____________________________________________________________________
Prepaid pension costs                              $ 3,308  $ 3,127
====================================================================

  We used these rates and assumptions to calculate the projected benefit obligation:

At December 31                                        1993     1992
====================================================================
Weighted-average discount rate                        7.5%     8.3%
Rate of increase in future
  compensation levels                                 5.0%     5.0%
____________________________________________________________________

  The prepaid pension costs shown above are net of pension liabilities for plans where accumulated plan benefits exceed assets. Such liabilities are included in other liabilities in the consolidated balance sheets.
  We are amortizing over approximately 15.9 years the unrecognized transition asset related to our 1986 adoption of SFAS No. 87, "Employers' Accounting for Pensions." We amortize prior service costs primarily on a straight-line basis over the average remaining service period of active employees. Our plan assets consist primarily of listed stocks (including $378 million and $451 million of AT&T common stock at December 31, 1993 and 1992, respectively), corporate and governmental debt, real estate investments, and cash and cash equivalents.

SAVINGS PLANS

We sponsor savings plans for the majority of our employees. The plans allow employees to contribute a portion of their pretax and/or after-tax income in accordance with specified guidelines. We match a percentage of the employee contributions up to certain limits. Our contributions in millions amounted to $347 in 1993, $331 in 1992 and $279 in 1991.

14.  POSTRETIREMENT BENEFITS ..............................................

Our benefit plans for retirees include health care benefits, life insurance coverage and telephone concessions. This table shows the components of the net postretirement benefit cost:

Dollars in millions                                    1993
===========================================================
Service cost-benefits earned during the period         $ 95
Interest cost on accumulated postretirement
  benefit obligation                                    868
Credit for expected return on plan assets*             (180)
Amortization of unrecognized prior service costs         29
Charge for special options                               29
___________________________________________________________
Net postretirement benefit cost                        $841
===========================================================
* The actual return on plan assets was $243.

  We did not restate our 1991 and 1992 financial statements to reflect the change in accounting for retiree benefits. This table shows our actual postretirement benefit costs on a pay-as-you-go basis in those years:

Dollars in millions at December 31,                   1992       1991
=====================================================================
Cost of health care benefits for retirees             $532       $532
Cost of life insurance benefits for retirees             3         26
Cost of telephone concessions and other benefits        39         35
Payments to regional Bell companies
  for predivestiture retirees                          145        125
_____________________________________________________________________
Postretirement benefit cost                           $719       $718
=====================================================================

  We had approximately 142,200 retirees in 1993, 141,200 in 1992 and 138,500 in 1991.
  Our plan assets consist primarily of listed stocks, corporate and governmental debt, cash and cash equivalents and life insurance contracts. This table shows the funded status of our postretirement benefit plans reconciled with the amounts recognized in the consolidated balance sheet:

Dollars in millions at December 31                     1993
===========================================================
Accumulated postretirement benefit obligation
  Retirees                                          $ 8,928
  Fully eligible active plan participants               893
  Other active plan participants                      2,092
___________________________________________________________
Accumulated postretirement benefit obligation        11,913
Plan assets at fair value                             2,900
___________________________________________________________
Unfunded postretirement obligation                    9,013
Unrecognized prior service costs                        283
Unrecognized net loss                                   569
___________________________________________________________
Accrued postretirement benefit obligation           $ 8,161
===========================================================

  We made these assumptions in valuing our postretirement benefit obligation at December 31, 1993:

===========================================================
Weighted-average discount rate                         7.5%
Expected long-term rate of return
  on plan assets                                       9.0%
Assumed rate of increase in the per
  capita cost of covered health care benefits          9.4%
===========================================================

 We assumed that the growth in the per capita cost of covered health care benefits (the health care cost trend rate) would gradually decline after 1994 to 5.6% by the year 2021 and then remain level. This assumption greatly affects the amounts reported. To illustrate, increasing the assumed trend rate by 1% in each year would raise our accumulated postretirement benefit obligation at December 31, 1993 by $758 million and our 1993 postretirement benefit costs by $64 million.

15.  STOCK OPTIONS ........................................................

In our Long Term Incentive Program, we grant stock options, stock appreciation rights (SARs), either in tandem with stock options or free-standing, and other awards. On January 1 of each year, 0.6% of the outstanding shares of our common stock become available for grant. The exercise price of any stock option is equal to or greater than the stock price when the option is granted. When granted in tandem, exercise of an option or SAR cancels the other to the extent of such exercise. Option transactions are shown below:

Number of Shares                       1993        1992        1991
===================================================================
Balance at January 1             25,588,351  24,877,209  19,657,362
Options assumed in merger
  with Teradata                           -   1,848,642           -
Options granted                   4,729,651   4,948,371   8,312,922
Options and SARs exercised       (3,994,569) (5,752,053) (2,874,129)
Average price                        $27.62      $20.44      $19.53
Options forfeited                  (162,996)   (333,818)   (218,946)
At December 31:
Options outstanding              26,160,437  25,588,351  24,877,209
Average price                        $36.78      $32.58      $29.77
Options exercisable              17,942,984  17,832,355  17,713,781
Shares available for grant       19,626,553  16,592,924  13,852,914
===================================================================

  During 1993 167,747 SARs were exercised and no SARs were granted. At December 31, 1993, 925,210 SARs remained unexercised and all of these were exercisable.
  Before our mergers with NCR and Teradata, stock options were granted under the separate stock option plans of those companies. No new options can be granted under those plans.

16.  SEGMENT INFORMATION ..................................................

INDUSTRY SEGMENTS

Our operations in the global information movement and management industry involve providing long distance telecommunications services, business information processing systems, and other systems, products and services that combine communications and computers. Our operations in the financial services and leasing industry involve direct financing and finance leasing programs for our products and the products of other companies, leasing products to customers under operating leases and being in the general-purpose credit card business. Miscellaneous other activities, including the distribution of computer equipment through retail outlets, in the aggregate, represent less than 10% of revenues, operating income and identifiable assets and are included in the information movement and management segment.
Revenues between industry segments are not material.

Dollars in millions                           1993     1992     1991
====================================================================
REVENUES
Information movement and management        $64,652  $63,010  $61,705
Financial services and leasing               2,504    1,894    1,384
____________________________________________________________________
                                           $67,156  $64,904  $63,089
====================================================================
OPERATING INCOME
Information movement and management        $ 6,509  $ 6,840  $ 2,008
Financial services and leasing                 339      193      (34)
Corporate and non-operating                   (644)  (1,075)  (1,091)
____________________________________________________________________
Income before income taxes                 $ 6,204  $ 5,958  $   883
====================================================================
ASSETS
Information movement and management        $43,515  $41,987  $41,307
Financial services and leasing              17,033   14,003    9,809
Corporate assets                               934    1,607    2,533
Eliminations                                  (716)    (409)    (294)
____________________________________________________________________
                                           $60,766  $57,188  $53,355
====================================================================
DEPRECIATION AND AMORTIZATION
Information movement and management        $ 3,682  $ 3,541  $ 3,852
Financial services and leasing                 431      352      160
====================================================================
CAPITAL EXPENDITURES
Information movement and management        $ 3,232  $ 3,286  $ 3,372
Financial services and leasing                 457      633      472
____________________________________________________________________
TOTAL LIABILITIES
Financial services and leasing             $15,329  $12,250  $ 8,720
====================================================================

GEOGRAPHIC SEGMENTS

Transfers between geographic areas are on terms and conditions comparable with sales to external customers. The methods followed in developing the geographic area data require the use of estimation techniques and do not take into account the extent to which product development, manufacturing and marketing depend upon each other. Thus the information may not be indicative of results if the geographic areas were independent organizations.

Dollars in millions                         1993      1992      1991
=====================================================================
REVENUES-EXTERNAL CUSTOMERS
United States                            $61,580   $59,234   $57,647
Other geographic areas                     5,576     5,670     5,442
_____________________________________________________________________
                                         $67,156   $64,904   $63,089
=====================================================================

TRANSFERS BETWEEN GEOGRAPHIC AREAS
(ELIMINATED IN CONSOLIDATION)
United States                            $ 1,374   $ 1,077   $   870
Other geographic areas                     1,125       911       884
_____________________________________________________________________
                                         $ 2,499   $ 1,988   $ 1,754
=====================================================================
OPERATING INCOME
United States                            $ 7,095   $ 7,081   $ 1,578
Other geographic areas                      (247)      (48)      396
Corporate and non-operating                 (644)   (1,075)   (1,091)
_____________________________________________________________________
Income before income taxes               $ 6,204   $ 5,958   $   883
=====================================================================
ASSETS
United States                            $54,738   $51,735   $46,863
Other geographic areas                     6,901     5,373     4,931
Corporate assets                             934     1,607     2,533
Eliminations                              (1,807)   (1,527)     (972)
_____________________________________________________________________
                                         $60,766   $57,188   $53,355
=====================================================================

  Data on other geographic areas pertain to operations that are located outside of the U.S. Our revenues from all international activities, including those in the table, international telecommunications services and exports, provided 25.2% of consolidated revenues in 1993.
  Business restructuring and other charges were taken primarily in the information movement and management segment and the U.S. geographic area. Corporate assets are principally cash and temporary cash investments.

17.  FINANCIAL INSTRUMENTS ................................................

We use various financial instruments in the normal course of our business.
By their nature all such instruments involve risk, and our maximum potential loss may exceed the amount recognized in our balance sheet. As is customary for these types of instruments, we usually do not require collateral or other security from other parties to these instruments. However, because we control our exposure to credit risk through credit approvals, credit limits and monitoring procedures, we believe that our reserves for losses are adequate.

COMMITMENTS TO EXTEND CREDIT

We participate in the general-purpose credit card business through AT&T Universal Card Services Corp., a wholly owned subsidiary. We purchase essentially all cardholder receivables under an agreement with the Universal Bank, a subsidiary of Synovus Financial Corporation, which issues the cards.

LETTERS OF CREDIT

Letters of credit are purchased guarantees that ensure our performance or payment to third parties in accordance with specified terms and conditions. GUARANTEES OF DEBT

From time to time, we guarantee the financing for product purchases by customers outside the U.S., and the debt of certain unconsolidated joint ventures.

INTEREST RATE SWAP AGREEMENTS

We enter into interest rate swap agreements to manage our exposure to changes in interest rates. The agreements generally involve the exchange of fixed or floating interest payments without the exchange of the underlying principal amounts.

FOREIGN EXCHANGE CONTRACTS

We enter into foreign currency exchange contracts, including forward, option and swap contracts, to manage our exposure to changes in currency exchange rates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instrument                  Valuation method
=====================================================================
Universal Card finance receivables    Carrying amounts.  These accrue
                                        interest at a prime-based rate.
All other finance receivables         Future cash flows discounted at
                                        market rates.
Debt excluding capital leases         Market quotes or based on rates
                                        available to us for debt with
                                        similar terms and maturities.
Commitments to extend credit          Receivables we would need to
                                        purchase if all Universal Card
                                        accounts were used up to their
                                        full credit limits.
Letters of credit                     Fees paid to obtain the
                                        obligations.
Guarantees of debt                    Costs to terminate agreements.
Interest rate swap agreements         Costs to terminate agreements.
Foreign exchange contracts            Market quotes.
=====================================================================

The table below shows the carrying or contract/notional amounts and estimated fair values of material financial instruments used in the normal course of our business.

Dollars in millions                    1993              1992
=====================================================================
                                 CARRYING   FAIR   Carrying    Fair
                                  AMOUNT    VALUE   Amount     Value
=====================================================================
ON BALANCE SHEET
Finance receivables
  other than leases               $10,320  $10,337  $ 7,798   $ 7,803
Debt excluding capital leases      17,553   17,883   15,902    16,126
=====================================================================
                                  CONTRACT/         Contract/
                                  NOTIONAL          Notional
                                   AMOUNT            Amount
=====================================================================
OFF BALANCE SHEET*
Commitments to extend credit      $64,864           $39,934
Letters of credit                     680               455
Guarantees of debt                    455               271
Interest rate swap agreements       3,685             1,713
Foreign exchange:
  Forward contracts                   783               972
  Swap contracts                      361               369
  Option contracts                      -                35
=====================================================================
*The fair values of off-balance-sheet instruments are negligible.

18.  CONTINGENCIES ........................................................

In the normal course of business we are subject to proceedings, lawsuits and other claims, including proceedings under government laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.
Consequently, we are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1993. While these matters could affect the operating results of any one quarter when resolved in future periods, we believe that after final disposition, any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual consolidated financial statements.

19.  AT&T CREDIT HOLDINGS, INC. ...........................................

In connection with the March 31, 1993 legal restructuring of AT&T Capital Holdings, Inc. (formerly AT&T Capital Corporation), we issued a direct, full and unconditional guarantee of all the outstanding public debt of AT&T Credit Holdings, Inc. (formerly AT&T Credit Corporation).
  AT&T Credit Holdings, Inc. holds the majority of AT&T's investment in AT&T Capital Corporation and the lease finance assets of the former AT&T Credit Corporation. The table below shows summarized consolidated financial information for AT&T Credit Holdings, Inc., which consolidates the accounts of AT&T Capital Corporation. Financial information for prior periods was restated for the legal restructuring. The summarized financial information includes transactions with AT&T that are eliminated in consolidation.

Dollars in millions                              1993      1992
===============================================================
Total revenue                                  $1,432    $1,351
Interest expense                                  284       293
Operating and administrative expense              384       375
Income before cumulative effect of
  change in accounting                             70       100
Cumulative effect of change in
  accounting (SFAS No. 109)                        22         -
Net income                                         48       100
===============================================================
Finance receivables                            $6,220    $5,565
Net investment in operating lease assets          978     1,099
Total assets                                    7,886     7,252
Total debt                                      4,639     4,633
Total liabilities                               6,867     6,422
Minority interest                                 251       110
Total shareowner's equity                         768       720
===============================================================

20.  QUARTERLY INFORMATION (UNAUDITED) ....................................

Quarters-Dollars in millions  FIRST    SECOND     THIRD    FOURTH
==================================================================
1993
Total revenues               $15,719   $16,316   $16,662   $18,459
Gross margin                   6,202     6,547     6,581     7,257
Income before cumulative
 effects of accounting
 changes                         936     1,005     1,051       982
Net income (loss)             (6,832)    1,005     1,051       982
Per common share:
 Income before cumulative
  effects of accounting
  changes                        .69       .74       .78       .72
 Net income (loss)             (5.07)      .74       .78       .72
 Dividends declared              .33       .33       .33       .33
Stock price*:
 High                         59 1/8    63 7/8    65        61 3/8
 Low                          50 1/8    53 3/4    57 3/8    52
 Quarter-end close            56 3/4    63        58 7/8    52 1/2
==================================================================
1992
Total revenues               $15,375   $15,845   $16,180   $17,504
Gross margin                   5,912     6,185     6,269     6,828
Net income                       883       961       963     1,000

Per common share:
 Net Income                      .67       .72       .72       .75
 Dividends declared              .33       .33       .33       .33
Stock price*:
 High                         41 3/8    44 5/8    45 3/8    53 1/8
 Low                          36 5/8    40 1/8    42        40 5/8
 Quarter-end close            40 3/4    43        43 5/8    51
===================================================================
* Stock prices obtained from the Composite Tape.

The number of weighted average shares outstanding increases as we issue new common shares for employee plans, shareowner plans and other purposes. For this reason, the sum of quarterly earnings per common share may not be the same as earnings per common share for the year, and the per share effects of unusual items in a quarter may differ from the per share effects of those same items for the year.

  In the second quarter of 1993, we recorded $278 million in provisions for business restructuring activities. The effect of these provisions was offset by the $217 million gain from selling UNIX System Laboratories, Inc. and other miscellaneous credits. In the fourth quarter of 1993, we recorded a $190 million provision for business restructuring at AT&T Global Information Solutions, which reduced net income by $119 million ($0.09 per share).
  As a result of adopting SFAS No. 112, data for the first three quarters of 1993 were restated. The following table shows the net effects of this accounting change, which represent the differences between the amounts shown and the amounts originally reported:

Quarters-Dollars in millions          First       Second       Third
=====================================================================
Gross margin                         $  (39)      $  (39)     $  (42)
Income before cumulative effects
  of accounting changes                 (60)         (39)        (22)
Cumulative effect of
  accounting change                  (1,128)           -           -
Net income (loss)                    (1,188)         (39)        (22)
Per common share:
  Income before cumulative effects
  of accounting changes                (.05)        (.03)       (.02)
  Cumulative effect of
    accounting change                  (.83)           -           -
  Net income (loss)                    (.88)        (.03)       (.02)
=====================================================================

                AT&T AND SUBSIDIARIES AND McCAW AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



The following Unaudited Pro Forma Combined Statements of Income and Balance Sheet give effect to the proposed merger (the "Merger") of McCaw Cellular Communications, Inc. ("McCaw") with a subsidiary of American Telephone and Telegraph Company ("AT&T") pursuant to an Agreement and Plan of Merger dated August 16, 1993 (the "Merger Agreement") on a pooling-of-interests basis of accounting. These Unaudited Pro Forma Combined Financial Statements have been prepared from the historical consolidated financial statements of AT&T and McCaw and should be read in conjunction therewith.

This pro forma combined information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger.

The Unaudited Pro Forma Combined Balance Sheet gives effect to the Merger as if it had occurred on December 31, 1993, combining the balance sheets of AT&T and McCaw at December 31, 1993. The Unaudited Pro Forma Combined Statements of Income give effect to the Merger as if it had occurred at the beginning of the period presented, combining the results of AT&T and McCaw for the year ended December 31, 1993.

                AT&T AND SUBSIDIARIES AND McCAW AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          Year Ended December 31, 1993
                (Dollars in millions, except per share amounts)

                                         Historical       Pro Forma
                                        AT&T  McCaw   Adjustments Combined
Sales and Revenues
Telecommunications services.........     $39,863  $1,760           $41,623
Products and systems................      17,798       -            17,798
Rentals and other services..........       6,991     435             7,426
Financial services and leasing......       2,504       -             2,504
     Total revenues.................      67,156   2,195            69,351

Costs
Telecommunications services.........      24,718     821            25,539
Products and systems................      10,809       -            10,809
Rentals and other services..........       3,331     236             3,567
Financial services and leasing......       1,711       -             1,711
     Total costs....................      40,569   1,057            41,626

Gross Margin........................      26,587   1,138            27,725
Operating Expenses
Selling, general and administrative
  expenses..........................      16,782     878            17,660
Research and development expenses...       3,069       -             3,069
Provisions for business
  restructuring.....................         498       -               498
     Total operating expenses.......      20,349     878            21,227

Operating income....................       6,238     260             6,498
Other income, net...................         541     139               680
Loss on sale of stock by a
  subsidiary........................           9       -                 9
Interest expense....................         566     394               960
Income before income taxes,
  preferred stock dividend of a
  subsidiary, extraordinary item
  and cumulative effects
  of accounting changes.............       6,204       5             6,209
Provision for income taxes .........       2,230      98             2,328
Provision for preferred stock
  dividend of a subsidiary..........           -     134               134
Extraordinary Item:  Loss on extin-
  guishment of debt, net of income
  tax benefit.......................           -      45                45

Income (loss) before cumulative
  effects of accounting changes.....       3,974    (272)            3,702
Cumulative effects on prior years of
  changes in accounting for:
     Postretirement benefits, net...      (7,023)      -            (7,023)
     Postemployment benefits, net...      (1,128)      -            (1,128)
     Income taxes...................         383       -$(1,840)(3C)(1,457)
Cumulative effects of
  accounting changes................      (7,768)      -$(1,840)    (9,608)

Net loss............................     $(3,794) $(272)$(1,840)   $(5,906)

                                  (continued)

                AT&T AND SUBSIDIARIES AND McCAW AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                  (continued)
                          Year Ended December 31, 1993
                (Dollars in millions, except per share amounts)

                                           Historical       Pro Forma
                                          AT&T  McCaw  Adjustments Combined

Weighted average common shares
  outstanding.......................         1,353  203    (12)(3B)  1,544
Per common share:
Income before cumulative effects of
  accounting changes................       $  2.94                  $ 2.40
Cumulative effects of accounting
  changes...........................         (5.74)                  (6.22)

Net loss............................       $ (2.80)                 $(3.83)

Dividends declared per common share.       $  1.32                  $ 1.32

See accompanying notes to unaudited pro forma combined financial statements

                AT&T AND SUBSIDIARIES AND McCAW AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               December 31, 1993
                             (Dollars in millions)

                                    Historical           Pro Forma
                                   AT&T   McCaw     Adjustments Combined
ASSETS
Cash and temporary cash
  investments ................. $   532  $  139                  $   671
Receivables, net of allowances
  Accounts receivable .........  11,933     327                   12,260
  Finance receivables .........  11,370       -                   11,370
Inventories ...................   3,187      40                    3,227
Deferred income taxes .........   2,079       -                    2,079
Other current assets ..........     637     123                      760
     Total current assets .....  29,738     629                   30,367

Property, plant and
  equipment, net ..............  19,397   1,616                   21,013
Licensing costs, net ..........       -   3,995                    3,995
Investments ...................   1,503   1,961      $(400)(3B)    3,064
Finance receivables ...........   3,815       -                    3,815
Prepaid pension costs .........   3,576       -                    3,576
Other assets, net .............   2,737     864        (39)(3C)    3,562

TOTAL ASSETS .................. $60,766  $9,065      $(439)      $69,392

LIABILITIES and
  DEFERRED CREDITS
Accounts payable .............. $ 4,694  $  159                  $ 4,853
Payroll and benefit-related
  liabilities .................   3,746      56                    3,802
Postretirement and postemploy-
  ment benefit liabilities ....   1,301       -                    1,301
Debt maturing within one year .  10,904     159                   11,063
Dividends payable .............     448       -                      448
Other current liabilities .....   4,241     347                    4,588
     Total current liabilities.  25,334     721                   26,055

Long-term debt, including
  capital leases ..............   6,812   4,990                   11,802
Postretirement and postemploy-
  ment benefit liabilities.....   9,082       -                    9,082
Other liabilities .............   4,298      65                    4,363
Deferred income taxes .........     275   1,956                    2,231
Unamortized investment tax ....
  credits .....................     270       -                      270
Other deferred credits.........     263       -                      263
     Total liabilities and
       deferred credits .......  46,334   7,732                   54,066

Minority interests.............     582      66                      648
Redeemable preferred stock
  of a subsidiary .............       -   1,305                    1,305
                                  (continued)

                AT&T AND SUBSIDIARIES AND McCAW AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (continued)

                               December 31, 1993
                             (Dollars in millions)


                                 Historical              Pro Forma
                                AT&T   McCaw       Adjustments  Combined
SHAREOWNERS' EQUITY
Common stock ...............  $ 1,352   $    2     $ 192 (3A)   $ 1,546
Additional paid-in capital .   12,028    2,889      (192)(3A)    14,325
                                                    (400)(3B)
Guaranteed ESOP
  obligation ...............     (355)       -                     (355)
Foreign currency translation
  adjustments ..............      (32)       -                      (32)
Retained earnings (deficit).      857   (2,929)      (39)(3C)    (2,111)
     Total shareowners'
       equity (deficiency) .   13,850      (38)     (439)        13,373

TOTAL LIABILITIES
  & SHAREOWNERS' EQUITY ....  $60,766   $9,065     $(439)       $69,392






See accompanying notes to unaudited pro forma combined financial statements.

                AT&T AND SUBSIDIARIES AND McCAW AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                (Dollars in millions, except per share amounts)

Note 1 - Historical Presentation

     Certain amounts reported in McCaw's historical financial statements have been reclassified to conform to the AT&T presentations in the accompanying Unaudited Pro Forma Combined Balance Sheet and Statement of Income. Such reclassifications are not material to the Unaudited Pro Forma Combined Financial Statements.

Note 2 - Exchange Ratio

     As set forth in the Merger Agreement, the exchange ratio in the Merger (the "Exchange Ratio") will be one share of AT&T common stock (an "AT&T Common Share") for each share of McCaw's Class A Common Stock and Class B Common Stock (together, the "McCaw Common Stock"); provided, however, that
(i) in the event the Closing Date Market Price (as defined below) of one AT&T Common Share is less than $53.00, the Exchange Ratio will be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and (ii) in the event the Closing Date Market Price of one AT&T Common Share is greater than $71.73, the Exchange Ratio will be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. For purposes of the Unaudited Pro Forma Combined Financial Statements, an Exchange Ratio of one AT&T Common Share per share of McCaw Common Stock (as defined in the Merger Agreement) is assumed. If the maximum exchange ratio of 1.111 were assumed, pro forma combined (loss) per share for the year ended December 31, 1993 would be $(3.77). The Closing Date Market Price is the average of the last reported sale price on the New York Stock Exchange, Inc. for the 20 most recent trading days ending on the fifth day prior to the date of closing of the Merger.

Note 3 - Other Pro Forma Adjustments

     (A) The McCaw Common Stock account has been adjusted to reflect the assumed exchange of one AT&T Common Share, par value $1.00 per share, for each of approximately 194.1 million shares of McCaw Common Stock, par value $.01 per share, outstanding at December 31, 1993 (excluding shares of McCaw Common Stock held by AT&T - see Note 3(B)). The difference between the par value of the AT&T Common Shares and the par value of the McCaw Common Stock, after giving effect to the assumed Exchange Ratio, is reflected as a reduction to additional paid-in capital of $192.

     (B) The $400 investment by AT&T in 14.5 million shares of Class A Common Stock purchased in February 1993 has been eliminated. The weighted average common shares outstanding for the year ended December 31, 1993 have been adjusted to eliminate the impact of this purchase.

     (C) McCaw's historical financial statements reflect the adoption of SFAS No. 109, "Accounting for Income Taxes," retroactive to January 1,
1991. AT&T adopted SFAS No. 109 effective January 1, 1993. For conformity purposes, the pro forma combined information for AT&T and McCaw has been adjusted as if McCaw had adopted SFAS No. 109 on January 1, 1993. Such adoption would result in the use of different tax assumptions related to intangible assets McCaw acquired in purchase business combinations in 1991 and 1992 that would increase the cumulative effect of adopting SFAS No. 109 by $39. Accordingly, the pro forma combined net income and earnings per common share have been decreased $1,840 and $1.19 for the year ended
December 31, 1993, respectively. Pro forma combined total assets and shareowners' equity have been decreased $39 at December 31, 1993. Also, effective January 1, 1993, AT&T adopted SFAS No. 112, "Employers'
Accounting for Postemployment Benefits." When McCaw adopts SFAS No. 112, the impact on McCaw financial statements is expected to be immaterial.

     (D) No adjustments have been reflected in the Unaudited Pro Forma Combined Financial Statements for direct expenses related to the Merger. Direct expenses included in the historical periods presented have not been adjusted for in the Unaudited Pro Forma Combined Financial Statements. Such amounts are not material.

     (E) No adjustments to eliminate intercompany transactions and balances have been made in the Unaudited Pro Forma Combined Financial Statements as such amounts are not material.

     (F) The cash dividends per common share in the Unaudited Pro Forma Combined Financial Statements reflect AT&T's cash dividends declared in the period presented. McCaw has never paid cash dividends on the McCaw Common Stock.

Note 4 - Federal Income Tax Consequences of the Merger

     The Unaudited Pro Forma Combined Financial Statements assume that the Merger qualifies as a "tax-free" reorganization for federal income tax purposes.

                                SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                             McCAW CELLULAR COMMUNICATIONS, INC.


                             ANDREW A. QUARTNER
                             -----------------------------------
                             Andrew A. Quartner
                             Senior Vice President-Law

Date:  April 18, 1994

                               EXHIBIT INDEX

    Exhibit
    Number
      2(a) Agreement and Plan of Merger, dated August 16, 1993, among AT&T, Ridge Merger Corporation and the Company (incorporated by reference to Exhibit 2(a) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).

      23(a)   Consent of Coopers & Lybrand.

      99(a) Agreement, dated as of August 16, 1993, among AT&T, Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and Keith W. McCaw, et al (incorporated by reference to Exhibit 99(a) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).

      99(b) Press Release, dated August 16, 1993 (incorporated by reference to Exhibit 99(b) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).

      99(c) Letter, dated August 16, 1993, from American Telephone and Telegraph Company to McCaw Cellular Communications, Inc. (incorporated by reference to Exhibit 99(c) to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, as amended).